Exhibit No. 99.01

April 22, 1998

                            NSP ANNOUNCES STOCK SPLIT

     MINNEAPOLIS - Northern States Power Co.'s Board of Directors today authorized a two-for-one stock split effective June 1 for shareholders of record on May 18.

     The action was announced this morning at the company's Annual Shareholders' Meeting by Jim Howard, NSP's chairman, president and CEO, after a majority of shareholders approved an increase in the number of shares of NSP's authorized common stock.

     "One of the best indications of our company's momentum is the price of our stock," Howard said. "We watched it climb steadily in 1997 and even higher this year as it reached an all-time high."

     In announcing the stock split, Howard further explained NSP's financial strength:

o     In 1997, NSP's total return - which takes into consideration stock price appreciation plus dividends - was 34 percent, which exceeded stock indexes such as the Dow Jones Industrials.
o     The company ranks in the top one-third of its industry based on its three-
           year average return on equity.
o     Since 1993, NSP's earnings per share have increased nearly twice as fast as the average of other "AA" rated companies. (Three financial rating agencies upgraded their ratings of NSP's bonds in the past 10 months.)
o     The company's dividend has increased every year for the last 23 years.

     Howard said the stock split "will broaden our investor base by giving more people an opportunity to own a part of NSP."

     More information will be available to NSP shareholders in the first-quarter edition of the company's shareholder newsletter.
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For more information, contact:

NSP Media Representatives
Office:   (612) 337-2167
Internet: http://www.nspco.com